UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 24, 2010

REGIONS FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	000-50831	63-0589368
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1900 FIFTH AVENUE NORTH

BIRMINGHAM, ALABAMA 35203

(Address, including zip code, of principal executive office)

Registrant’s telephone number, including area code: (205) 326-5807

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 24, 2010, the Compensation Committee of the Board of Directors of Regions Financial Corporation (“Regions”) made adjustments to the rates of annual cash salary and annual salary stock units for Mr. O.B. Grayson Hall, Jr., who will assume the position of Chief Executive Officer on April 1, 2010, Mr. David J. Turner, Jr., who assumed the position of Chief Financial Officer as of the close of business on February 22, 2010, and Mr. David B. Edmonds, who was named Chief Administrative Officer on February 22, 2010. In light of their increased responsibilities due to these promotions: (1) the rate of Mr. Hall’s annual cash salary will be increased to $850,000 and the rate of his annual salary stock units will be increased to $2,450,000 effective April 1, 2010; (2) the rate of Mr. Turner’s annual cash salary will be increased to $575,000 effective March 1, 2010. In addition, Mr. Turner will be awarded annual salary stock units at the annual rate of $500,000 effective March 1, 2010; and (3) the rate of Mr. Edmonds’ annual cash salary will be increased to $550,000 and the rate of his annual salary stock units will be increased to $550,000 effective March 1, 2010. The form of salary stock unit agreement attached as Exhibit 10.1 to Form 8-K filed by the registrant on December 11, 2009 is hereby incorporated by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGIONS FINANCIAL CORPORATION

By:	/s/ John D. Buchanan
Name:	John D. Buchanan
Title:	Senior Executive Vice President, General Counsel and Corporate Secretary

Date: February 25, 2010